Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2025, with respect to the consolidated financial statements included in the Annual report of Xtant Medical Holdings, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Xtant Medical Holdings, Inc. on Form S-3 (File Nos. 333-255074, 333-255988, 333-267817, 333-273169, 333-278413, and 333-281910), Form S-1 (File Nos. 333-224940 and 333-251515) and on Forms S-8 (File Nos. 333-172891, 333-187563, 333-191248, 333-212510, 333-226588, 333-234595, 333-249762, 333-268052, and 333-273528).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 6, 2025